UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 9, 2011

Quality Distribution, Inc.

(Exact name of Registrant as specified in its charter)

Florida	000-24180	59-3239073
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

4041 Park Oaks Blvd., Suite 200

Tampa, Florida 33610

(Address of principal executive offices) (Zip Code)

(813) 630-5826

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events

On February 9, 2011, Quality Distribution, Inc. (“the Company”) announced that the underwritten public offering of 4,000,000 shares of its common stock, of which the Company offered for sale 2,000,000 shares and certain affiliates of Apollo Management, L.P. (“Apollo”) offered for resale 2,000,000 shares has closed. In addition, the option to purchase up to 600,000 shares of additional common stock that Apollo granted to the underwriters of the common stock offering was fully exercised and has also closed.

The Company also announced today that its wholly owned subsidiaries, Quality Distribution, LLC (“QD LLC”) and QD Capital Corporation (“QD Capital” and, together with QD LLC, the “Issuers”) intend to redeem a portion of their 11.75% Senior Subordinated PIK Notes due 2013 (the “2013 PIK Notes”) using a portion of the proceeds from the common stock offering. The Issuers have issued a notice of redemption pursuant to the indenture for the 2013 PIK Notes stating that they intend to redeem $17,500,000 aggregate principal amount of such 2013 PIK Notes on March 11, 2011 (the “Redemption Date”). The redemption price for the 2013 PIK Notes will be equal to 100% of the principal amount of the 2013 PIK Notes plus accrued and unpaid interest thereon to the Redemption Date.

A copy of the press release is attached hereto as Exhibit 99.1, and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1	Text of press release, dated February 9, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized this 9th day of February, 2011.

QUALITY DISTRIBUTION, INC.

By:	/s/ Gary R. Enzor
Gary R. Enzor
Chief Executive Officer

EXHIBIT INDEX

Exhibit Number	Description

99.1	Text of Press Release, dated February 9, 2011